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Pitney Bowes Inc. - Form 10-Q                        Pitney Bowes Inc.
Nine Months Ended September 30, 1996         Computation of Earnings per Share            Exhibit (i)
Page 17 of 19
                                                       Three Months Ended           Nine Months Ended
                                                          September 30,               September 30,
(Dollars in thousands, except per share data)          1996          1995          1996          1995
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
Primary
Income from continuing operations (1)           $   116,705   $   100,740   $   341,746   $   295,077
Discontinued operations                                   -       154,434             -       175,431

Net income applicable to common stock           $   116,705   $   255,174   $   341,746   $   470,508

Weighted average number of common shares
  outstanding                                   148,844,925   151,524,929   149,385,408   151,263,445
Preference stock, $2.12 cumulative convertible      720,902       774,412       733,008       792,100
Stock option and purchase plans                     672,892       555,571       748,242       337,783

Total common and common equivalent shares
  outstanding                                   150,238,719   152,854,912   150,866,658   152,393,328

Income per common and common equivalent share -
  primary:
  Continuing operations                         $       .78   $       .66   $      2.27   $      1.94
  Discontinued operations                                 -          1.01             -          1.15

  Net income                                    $       .78   $      1.67   $      2.27   $      3.09

Fully Diluted
Income from continuing operations               $   116,705   $   100,740   $   341,747   $   295,078
Discontinued operations                                   -       154,434             -       175,431

Net income applicable to common stock           $   116,705   $   255,174   $   341,747   $   470,509

Weighted average number of common shares
  outstanding                                   148,844,925   151,524,929   149,385,408   151,263,445
Preference stock, $2.12 cumulative convertible      720,902       774,412       733,008       792,100
Stock option and purchase plans                     736,864       561,119       809,917       364,667
Preferred stock, 4% cumulative convertible           11,490        11,490        11,490        11,514

Total common and common equivalent shares
  outstanding                                   150,314,181   152,871,950   150,939,823   152,431,726

Income per common and common equivalent share -
  fully diluted:
    Continuing operations                       $       .78   $       .66   $      2.26   $      1.94
    Discontinued operations                               -          1.01             -          1.15

    Net income                                  $       .78   $      1.67   $      2.26   $      3.09
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[FN]
(1) Income from continuing operations was adjusted for preferred dividends.